Exhibit 10.7

EMPLOYMENT AGREEMENT
BETWEEN
KLEANGAS ENERGY TECHNOLOGIES, INC.

and

DENNIS J. KLEIN

Pursuant to this Employment Agreement (the “Agreement”) dated May 31st, 2012, Dennis J. Klein (“EXECUTIVE”) and Kleangas Energy Technologies, Inc. the (“COMPANY”), hereby state Executive’s Employment Agreement with Company to read in its entirety as follows:

WITNESSETH:

WHEREAS, the COMPANY is a corporation organized under the laws of the State of Florida and authorized to do business in the state of Florida and is in the business of clean energy project development, and related material; and

WHEREAS, the EXECUTIVE is skilled and experienced in the business for which the COMPANY engages.

NOW, THEREFORE, in consideration of the premises and in consideration of the mutual benefits to be derived by each party to this agreement, the parties agree as follows:

1.

EMPLOYMENT. COMPANY hereby agrees to hire, the EXECUTIVE as its President to manage and supervise affairs of the COMPANY, subject to direction from the COMPANY’s board of directors. The managers Scope of Responsibility will be [i] involved in setting up business opportunities, [ii] representing the COMPANY at different functions and presenting the COMPANY to the investment community, on radio and TV interviews, [iii] and establishing a the companies technology.

2.	TERM OF EMPLOYMENT. The term of this agreement shall be for three (3) years, commencing upon execution of this agreement.

3.

COMPENSATION. The COMPANY shall pay to the EXECUTIVE, and the EXECUTIVE shall accept from the COMPANY in full payment of the EXECUTIVE’s services rendered hereunder, an annual salary of Sixty Thousand ($60,000.00) dollars per year. EXECUTIVE may be paid by either Cash and or Stock of the COMPANY based upon funds availability.

4.

REIMBURSEMENT FOR EXPENSES. EXECUTIVE shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of COMPANY. Subject to COMPANY’s policy regarding the reimbursement of such expenses (which does not necessarily provide for reimbursement of all such expenses and requires previous authorization), COMPANY shall reimburse Executive for such expenses from time to time, at EXECUTIVE’s request, and EXECUTIVE shall account to COMPANY for such expenses. Travel expense incurred by the EXECUTIVE doing company business will be reimbursed within 10 days after expense reimbursement request is submitted to the COMPANY along with the related receipts

5.	VACATION AND SICK PAY. The EXECUTIVE shall be entitled to three weeks per year for Vacation and Sick pay

6.

ACCEPTANCE BY THE EXECUTIVE. hereby accepts Scope of Responsibility as stated above and agrees to such terms of the scope of the hiring and employment. The EXECUTIVE’s duties shall be such as are directed to him by the COMPANY’s board of directors and in general to serve as the manager of the COMPANY. In rendering efforts as an EXECUTIVE, the EXECUTIVE shall at all times be subject to the full control and instructions of the COMPANY’s board of directors.

7.

BEST EFFORTS OF EXECUTIVE. The EXECUTIVE agrees that he will at times faithfully, industriously, and to the best of his ability, experience, talents, and training perform all the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the COMPANY. EXECUTIVE further agrees not to compete for a period of two years (2 years) after employment has ceased.

8.

TERMINATION BY EXECUTIVE. The EXECUTIVE may resign at any time with 90 days written notice for any cause. In the event of EXECUTIVE’s resignation funds due upon the termination date will be due and payable on that date. The monthly salary will NO LONGER be applicable and the salary due shall be prorated for the final month.

9.

NON-ASSIGNABLE AGREEMENT. This Agreement is not assignable without the express written permission of the Company, and the EXECUTIVE may not assign or pledge any rights or obligations hereunder to any person, firm or corporation.

10.

AMENDMENT AND OR WAIVER. This document contains the entire Agreement of between the parties with respect to the employment of Executive by Company. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

11.	GOVERNING LAW

(a)

This Agreement shall be governed by and construed under and in accordance with the laws of the State of Florida without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto, as contemplated by and pursuant to Florida Code.

(b)

Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Florida and by execution and delivery of this Agreement, Executive and Company irrevocably consent to the jurisdiction of those courts. Executive and Company irrevocably waive any objection, including any objection to the laying of venue or based on the of forum non convenience, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. Executive and Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

(c)

The parties agree that this Agreement (together with any stock option agreements entered into between Company and Executive and any other documents or agreements specifically referred to herein) shall constitute the sole and conclusive basis for establishing EXECUTIVE’s compensation for all services provided by him hereunder for his employment by the company Kleangas Energy Technologies, Inc.

12.

NOTICES. All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

If to Executive to:

Dennis J. Klein

If to Company, to:

Kleangas Energy Technologies, Inc.

or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given within 48 hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

IN WITNESS WHEREOF, the parties have executed this Agreement this 31st day of May 2012.

/s/ William B. Wylie	/s/ Dennis J. Klein
William B. Wylie	Dennis J. Klein
Secretary	Executive

KLEANGAS ENERGY TECHNOLOGIES, INC.